         EX-99.B-77G

WADDELL & REED ADVISORS MUNICIPAL HIGH INCOME FUND, INC.

SUB-ITEM 77G: Defaults on senior securities
1.	Myrtle Creek Oregon Building Authority

$3,000,000 8.000% Myrtle Creek Golf Course Project Revenue Bonds due 6/01/21
CUSIP 628599AA0
This is a monetary default, with a default date of June 30, 1999.
Amount of default per $1,000 face amount is $667
Total amount of default is $2,000,000

2.	Spring Hill Golf Corporation

$75,000 5.750% Spring Hill Kansas Certificate Participation Bonds due 01/15/06
CUSIP 84965MAC2
This is a monetary default, with a default date of January 15, 2005
Amount of default per $1,000 is $127
Total amount of default is $9,523

$120,000 6.375% Spring Hill Kansas Certificate Participation Bonds due 01/15/20
CUSIP 84965MAF5
This is a monetary default, with a default date of January 15, 2005
Amount of default per $1,000 is $117
Total amount of default is $14,025

$4,235,000 6.500% Spring Hill Kansas Certificate Participation Bonds due 01/15/28
CUSIP 84965MAG3
This is a monetary default, with a default date of January 15, 2005
Amount of default per $1,000 is $173
Total amount of default is $734,161

3.	Durham NC Multi Family Revenue

$2,130,000 6.750% Durham NC Multi Family Revenue Bonds due 03/1/32
CUSIP 266786AN2
This is a monetary default, with a default date of September 1, 2006
Amount of default per $1,000 is $37
Total amount of default is $155,756